EXHIBIT (a)(1)(v)

ELECTION FORM

Name of Eligible Employee: _________________________________

Social Security Number (if applicable): _________________________________

Employee ID: _________________________________

I have received the Offer to Exchange, dated July 11, 2005 (the “Offer to Exchange”), relating to the offer by RF Micro Devices, Inc. (“RFMD”) to exchange some or all of my outstanding stock options granted under the 1997 Key Employees’ Stock Option Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan (the “2003 Plan”), the RF Nitro Communications, Inc. 2001 Stock Incentive Plan and the Resonext Communications, Inc. 1999 Stock Plan (collectively, the “Option Plans”) to purchase shares of RFMD common stock, no par value, with exercise prices equal to or greater than $5.38 per share (the “Eligible Options”) for options for a lesser number of shares (the “New Options”) with an exercise price equal to the closing price of RFMD’s common stock on the trading date immediately preceding the date that New Options are granted, subject to the terms and conditions set forth in the Offer to Exchange (the “Option Exchange Program”). Terms used but not otherwise defined in this Election Form shall have the meanings given to them in the Offer to Exchange.

I am not eligible to participate in the Offer to Exchange unless I am an “Eligible Employee,” defined as all employees of RFMD who hold Eligible Options other than the current Chief Executive Officer and the four next most highly compensated executive officers (the “Named Executive Officers”), members of the Board of Directors, consultants, and former and retired employees. Employees in certain non-U.S. jurisdictions may be excluded from the Option Exchange Program if local law would make their participation infeasible or impractical. To remain eligible to tender Eligible Options for exchange and cancellation, and receive New Options, pursuant to the Offer to Exchange, I must remain an Eligible Employee and must not have received nor have given a notice of termination prior to the date that the Offer to Exchange closes and must also remain an Eligible Employee on the date that the New Options are granted (the “Grant Date”) in order to receive the New Options.

The Offer to Exchange will expire at 12:00 Midnight Eastern Daylight Time on August 5, 2005, unless RFMD extends the Offer to Exchange (such date, as it may be extended in RFMD’s discretion, the “Closing Date”). The Eligible Options surrendered will be cancelled as of the Closing Date, unless RFMD elects to terminate the Offer (in accordance with Section 6 of the Offer to Exchange) or it elects, in its sole discretion, not to accept for surrender any or all of the Eligible Options. The Grant Date is expected to be on or as soon as practicable after the first business day after the Closing Date.

By choosing to participate in the Offer to Exchange, I may only elect to exchange Eligible Options. If I tender any of my Eligible Options, I must tender all Eligible Options under the applicable Eligible Option grant. This means that I may not tender only a portion of an outstanding Eligible Option grant. However, if I have more than one outstanding Eligible Option grant, I may tender all of the Eligible Options under one or more such grants and choose not to tender the Eligible Options subject to a different grant.

In return for those Eligible Options that I elect to exchange, and subject to the terms of the Offer to Exchange, RFMD will grant me New Options. If I participate in this Offer to Exchange, I will receive a New Option for one share of RFMD common stock for every surrendered Eligible Option for two shares of RFMD common stock, subject to certain conditions set forth in the Offer to Exchange. If I am not an employee of RFMD on the Grant Date, I will not receive any New Options or any other payment or other consideration in exchange for my tendered Eligible Options that I have surrendered for exchange and which will be cancelled as of the Closing Date. If I die, terminate my employment, or am terminated for any reason between the Closing Date and the Grant Date, then I will not receive anything for my tendered Eligible Options that I have surrendered for exchange and which will have been canceled as of the Closing Date. If I die or my employment is terminated prior to the Closing Date, RFMD will not accept my Eligible Options for cancellation and I or my estate or beneficiaries, as the case may be, will retain my Eligible Options with their current terms and conditions.

The New Options will have substantially the same terms and conditions as the Eligible Options cancelled in this Offer to Exchange, except for the tax classification, exercise price, vesting schedule, and the number of underlying shares of common stock. In addition, the New Options will be granted under, and will be subject to the terms and conditions of, the 2003 Plan and a New Option agreement between the Company and me.

My employment with RFMD remains “at will” and can be terminated by me or RFMD at any time, with or without cause or notice, and neither the ability to participate in the Offer to Exchange nor actual participation in the Offer to Exchange shall be construed as a right to continued employment with RFMD. RFMD has made no representations or warranties to me regarding the Offer or the future price or value of RFMD’s common stock and my participation in the Offer is at my own discretion. RFMD shall not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to tender my Eligible Options in the Offer to Exchange.

My death or incapacity will not affect RFMD’s authority to take the actions described in the Offer to Exchange with respect to Eligible Options that I have tendered for exchange, and such authority will survive my death or incapacity. All of my obligations under this Election Form will be binding upon my heirs, personal representatives, successors and assigns.

Under certain circumstances set forth in the Offer to Exchange, RFMD may terminate (in accordance with Section 6 of the Offer to Exchange), modify or amend the Offer to Exchange. In any such event, the Eligible Options tendered for exchange but not accepted will remain in effect without change.

I hereby give up my entire ownership interest in the Eligible Options listed on the attached Eligible Option Information Sheet. All of these identified Eligible Options, any rights related to these Eligible Options and any certificates or other documentation evidencing such Eligible Option grant(s) will become null and void as of the Closing Date. This election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until 12:00 Midnight Eastern Daylight Time on the Closing Date, using the Notice of Withdrawal that has been provided to me. This decision to tender my Eligible Options will be irrevocable after 12:00 Midnight Eastern Daylight Time on the Closing Date. The Election Form may be changed or revoked at any time before the Closing Date by delivering a new properly completed Election Form bearing a later date.

I hereby elect to exchange and cancel the Eligible Options identified in the attached Eligible Option Information Sheet. I have the full power and authority to elect to exchange these Eligible Options.

Eligible Employee’s Signature	Date

Eligible Employee’s Name (please print or type)

NOTE TO MARRIED ELIGIBLE EMPLOYEES IN CALIFORNIA, ARIZONA AND OTHER U.S. “COMMUNITY PROPERTY” STATES:

If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the Eligible Options, in order to elect to tender your Eligible Options your spouse must execute the Spousal Consent below, whereby such spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election Form. States with community property laws in addition to California and Arizona are Alaska, Idaho, Louisiana, New Mexico, Nevada, Texas, Washington and Wisconsin.

Your failure to provide your spouse’s signature constitutes your express representation and warranty to RFMD that either you are not married or your spouse has no community or other marital property rights in the Eligible Options or New Options. You should consult your personal outside advisor(s) if you have questions about the Spousal Consent below.

Spousal Consent

The undersigned spouse of the Eligible Employee who has executed this Election Form above hereby approves the submission of this Election Form. The undersigned hereby agrees to be irrevocably bound by this Election Form and further agrees that any community property interest of such spouse shall similarly be bound by this Election Form. The undersigned hereby appoints the Eligible Employee who has executed this Election Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election Form.

Spouse’s Signature	Date

Spouse’s Name (please print or type)

Participation Instructions:

1.	Complete and sign this Election Form and send it to the attention of Brenda Hatley, Stock Option Administrator, by hand, by interoffice mail, by facsimile ((336) 931-7384), or by regular or overnight mail to RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, Attention: Brenda Hatley, Stock Option Administrator. This Election Form must be received prior to 12:00 Midnight Eastern Daylight Time on August 5, 2005, the Closing Date, unless the Closing Date is extended by RFMD in its sole discretion. Your Eligible Options will not be considered tendered until RFMD receives this Election Form. RFMD will only accept delivery of the signed Election Form by hand, interoffice mail, facsimile or regular or overnight mail. Delivery by e-mail or other electronic means will NOT be accepted. The method of delivery is at your own choice and risk. You are responsible for making sure that this Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that RFMD receives your Election Form on time.

2.	Except as described in the following sentence, this Election Form must be executed by the Eligible Employee who holds the Eligible Options to be tendered exactly as such Eligible Employee’s name appears on the Eligible Option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

3.	You do not need to return you stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept you Eligible Options for exchange.

4.	If you do not receive a confirmation of receipt of your Election Form from us within five business days after the date your Election Form should have been received by us, or if you submit your Election Form less than five business days before the Closing Date, please contact us by phone at (336) 678-5750 or by e-mail to Option Exchange Coordinator, OEC@rfmd.com, to confirm that we have received your Election Form.

RF Micro Devices, Inc. hereby accepts this Election Form and agrees to honor this election to tender the Eligible Options identified on the attached Eligible Option Information Sheet.

RF Micro Devices, Inc.

By:

Name:	Date
Title:

ELIGIBLE OPTION INFORMATION SHEET

In connection with RFMD’s Option Exchange Program, attached is your Eligible Option Information Sheet describing your Eligible Options that are subject to the Offer to Exchange.

If you elect to participate in the Offer to Exchange, please attach this sheet to your Election Form. Please strike through any Eligible Option grants listed that you do not wish to exchange.

Eligible Options

[Employee Name and Address]                     [Employee ID]

Number of
Eligible Options
Grant Date	Expiration Date	Grant Type	Option Price	Outstanding
[ ]	[ ]	[ ]	[ ]	[ ]

For more information on the Option Exchange Program, please refer to the materials that RFMD has filed with the Securities and Exchange Commission at www.sec.gov and the employee communications sent by Bob Bruggeworth on April 26, June 14 and June 29, 2005. You also may wish to view the Option Exchange Program webcast on the RFMD Treasury Intranet at http://rfmdweb/treasury/.